Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	The Nautilus Group, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360) 418-6169	(310) 395-2215 or (203) 222-9013

NAUTILUS GROUP ANNOUNCES RESULTS FOR THIRD QUARTER ENDED SEPTEMBER 30, 2004

Company Achieves Its Revenue and Earnings Guidance for the Third Quarter

VANCOUVER, Wash. – (October 26, 2004) – The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the third quarter and nine month period ended September 30, 2004.

Third quarter net sales were $123.2 million compared to $115.9 million for the corresponding period last year. Net income during the period was $7.4 million, or $0.22 per diluted share, compared to $6.6 million, or $0.20 per diluted share, for the third quarter of 2003. Included in the third quarter of 2004 was a one-time pretax gain of $1.8 million from the sale of land.

“Our third quarter marks the fifth consecutive quarter of meeting or exceeding our revenue and earnings guidance and we are very pleased with our progress to date,” said Gregg Hammann, chairman and chief executive officer. “This quarter demonstrates that we have stabilized our business and are now positioned to return our company to revenue and earnings growth.”

“We began to turn around our business operations approximately one year ago, and even though we still have a number of areas for improvement, we are on track with our goals,” Hammann said. “We are in the very early stages of experiencing the long-term benefits from leveraging our portfolio of leading health and fitness brands and our pipeline of innovative products across multiple distribution channels.”

“We continued on our track of channel and product diversification, including the introduction of Bowflex SelectTech dumbbells marketed through the direct channel, and expanding our product assortment in selected sporting goods retail chains. We will be further expanding our product assortment in select sporting goods chains in the fourth quarter, and we will be shipping Bowflex treadmills and Nautilus treadmills in the fourth quarter. Looking beyond the fourth quarter of 2004, we are very excited about our new line of innovative products that we will be introducing across multiple brands and channels throughout 2005.”

Rod Rice, Chief Financial Officer, stated, “We generated $14 million in cash from operations and ended the quarter with $100 million in cash and equivalents, a 57-percent increase from when we began our turnaround plan at the beginning of the third quarter in 2003.”

“As we have now entered the growth phase of our turnaround plan, we are confident we will achieve year-over-year revenue and earnings growth during our fourth quarter. For the fourth quarter, we expect revenue to be in the range of $155 to $165 million and earnings per share of $0.38 to $0.40. For the full year, we expect revenue to be in the range of $510 to $520 million and earnings to be $0.85 to $0.87.”

The Company announced today that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable December 10, 2004, to shareholders of record as of November 20, 2004.

The Nautilus Group will host a conference call on October 26, 2004 to discuss its third quarter 2004 financial results at 2:00 PM Pacific (5:00 PM Eastern). The earnings release will be broadcast live over the Internet hosted at www.nautilus.com under “Investor Relations/Events Calendar” and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-218-0713 from anywhere in North America. International callers will dial 303-262-2130. Participating in the call will be Gregg Hammann, Chief Executive Officer, and Rod Rice, Chief Financial Officer. A telephonic replay of the call will be available from 7:00 PM PST October, 26 through November 9, 2004 by calling 800-405-2236 if in North America or calling 303-590-3000 if an international caller and using the passcode 11010495#.

About The Nautilus Group

Headquartered in Vancouver, Wash., The Nautilus Group, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise, rest and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Trimline®, The Nautilus Group manufactures and markets a complete line of innovative health and fitness products through direct, commercial and retail channels. The company was formed in 1986 and had 2003 revenues of about $500 million. It has nearly 1,100 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Switzerland, Germany, United Kingdom, Italy, and other locations around the world. More information is at www.nautilusgroup.com.

This press release includes forward-looking statements. Factors that could cause The Nautilus Group’s actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to protect its intellectual property, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

THE NAUTILUS GROUP, INC.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$99,933	$72,634
Trade receivables, net	59,958	75,492
Inventories	42,707	53,129
Prepaid expenses and other current assets	9,659	6,049
Short-term notes receivable	2,224	2,362
Current deferred tax assets	4,412	4,646

Total current assets	218,893	214,312

PROPERTY, PLANT AND EQUIPMENT, net	44,474	50,602

GOODWILL	29,755	29,755

OTHER ASSETS, net	16,797	17,266

TOTAL ASSETS	$309,919	$311,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	32,839	34,879
Accrued liabilities	22,250	28,648
Income taxes payable	6,998	8,488
Royalty payable to stockholders	161	2,133
Customer deposits	2,657	1,453

Total current liabilities	64,905	75,601

NONCURRENT DEFERRED TAX LIABILITY	10,722	10,206

STOCKHOLDERS’ EQUITY:
Common stock	4,970	2,828
Unearned compensation	(1,289)	(1,544)
Retained earnings	227,605	221,580
Accumulated other comprehensive income	3,006	3,264

Total stockholders’ equity	234,292	226,128

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$309,919	$311,935

THE NAUTILUS GROUP, INC.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
NET SALES	$123,182	$115,958	$354,257	$346,009

COST OF SALES	64,577	58,671	189,475	163,791

Gross profit	58,605	57,287	164,782	182,218

OPERATING EXPENSES:
Selling and marketing	38,039	34,492	110,393	109,688
General and administrative	6,540	9,339	21,095	24,999
Research and development	1,697	1,739	4,783	4,245
Related-party royalties	—	1,597	1,843	4,838
Third-party royalties	1,051	333	2,849	969

Total operating expenses	47,327	47,500	140,963	144,739

OPERATING INCOME	11,278	9,787	23,819	37,479

OTHER INCOME:
Interest income	371	134	914	593
Other - net	(1)	459	(3)	1,037

Total other income, net	370	593	911	1,630

INCOME BEFORE INCOME TAXES	11,648	10,380	24,730	39,109

INCOME TAX EXPENSE	4,193	3,737	8,903	14,079

NET INCOME	$7,455	$6,643	$15,827	$25,030

BASIC EARNINGS PER SHARE	$0.23	$0.20	$0.48	$0.77

DILUTED EARNINGS PER SHARE	$0.22	$0.20	$0.47	$0.76

Weighted average shares outstanding:

Basic shares outstanding	32,662,043	32,600,101	32,675,273	32,571,840

Diluted shares outstanding	33,620,578	32,980,358	33,398,357	32,982,358